U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEUTRON ENTERPRISES, INC.

(Name of small business issuer in its charter)

Nevada

(State or jurisdiction of incorporation or organization)

3560

(Primary Standard Industrial Classification Code)

98-0338100

(I.R.S. Employer Identification No.)

2415 Columbia Street

1st Floor

Vancouver B.C.

Canada, V5Y 3E7

(604) 657-3494

(Address and telephone number of principal executive offices)

The Corporation Trust Company of Nevada

6100 Neil Road, Suite 500

Reno, NV 89511

(775) 687-5203

(Name, address and telephone numbers of agent for service)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

<table>

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	2,250,000	$.01[1]	$22,500	$5.62

</table>

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

AMENDED REGISTRATION STATEMENT ON FORM SB-2 FOR

NEUTRON ENTERPRISES, INC.

Neutron is offering 2,250,000 Shares of its .001 Par Value Common Stock.

Prior to this registration, there has been no public market for the shares of Common Stock. See RISK FACTORS and DESCRIPTION OF SECURITIES. There can be no assurances that an active trading market will continue in the future. Additionally, Neutron is still required to maintain certain minimum criteria, of which there can be no assurance (See RISK FACTORS).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE DILUTION AND RISK FACTORS.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Approximate date of commencement of proposed sale to the public: May 20, 2001

Neutron Enterprises, Inc. ("Neutron") is a development stage company, and if only a portion of the proceeds are raised, Neutron will not have enough money to develop its webpage, and the continuation of its business will be in jeopardy.

This is a direct participation offering, and Neutron does not intend to use a broker-dealer to sell its stock. Failure to use the services of a broker-dealer or underwriter may adversely affect the ability to sell all of the stock offered, and may have a negative impact on the development of Neutron's website.

The Penny Stock Reform Act (Securities Exchange Act Section 3(a)(51A)) defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. Neutron's stock will be considered a penny stock under said Act. Since Neutron's stock will be considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock. This could severely limit the ability to create a market for shares of Neutron's stock,

Neutron has no arrangements to place any funds received into escrow. Nevada law does not require that any funds raised pursuant to the sale of securities be placed into an escrow account.

TABLE OF CONTENTS

<table>

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Inside Front and Outside Back Cover Pages of Prospectus	2
3	Summary Information and Risk Factors	4
4	Use of Proceeds	6
5	Determination of Offering Price	7
6	Dilution	7
7	Selling Security Holders	7
8	Plan of Distribution	7
9	Legal Proceedings	7
10	Directors, Executive Officers, Promoters and Control Persons	7
11	Security Ownership of Certain Beneficial Owners and Management	8
12	Description of Securities	8
13	Interest of Named Experts and Counsel	8
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	8
15	Organization within Last Five Years	9
16	Description of Business	9
17	Management's Discussion and Analysis or Plan of Operation	11
18	Description of Property	12
19	Certain Relationships and Related Transactions	12
20	Market for Common Equity and Related Stockholder Matters	12
21	Executive Compensation	13
22	Financial Statements	13
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	13
24	Indemnification of Directors and Officers	13
25	Other Expenses of Issuance and Distribution	13
26	Recent Sales of Unregistered Securities	13
27	Exhibits	14
28	Undertakings	14
	Signatures	14

<table>

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 3. Summary Information and Risk Factors.

Prospectus Summary.

The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This document contains no proxy statement.

Organization

Neutron Enterprises, Inc. ("Neutron") was incorporated on December 28, 2000, in the state of Nevada. Neutron has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, Neutron has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations.

Neutron is a developmental stage company that intends to operate an Internet based heavy equipment sales business specializing in pre-owned or used transportation and heavy construction equipment. The Neutron website will operate as an "exchange," where buyers will be able to purchase heavy equipment offered for sale by sellers from around the world. The address for the Neutron website is www.bigticketitemsonline.com.

In addition to providing a listing service for selling heavy equipment, the Neutron website will also offer a variety of other services that may attract both buyers and sellers involved with heavy equipment. Those services will include: financing, third party appraisals providing independent valuations of items being sold and purchased, shipping and transportation to move the equipment from the seller to the purchaser, insurance covering the equipment while in transit, as well as after the equipment is delivered and placed in service, escrow services to ensure that the proceeds of the sale are disbursed according to the terms of each sale, and rigging and set-up services to help put the new equipment into service, once the purchaser takes possession. Third party suppliers will provide all of the services available on the Neutron website.

Neutron's revenues will come from commissions it will charge on each heavy equipment, sale as well as from sales of the various services provided on the Neutron website. Commissions will vary from 5 to 20 percent, depending on the type and dollar amount of each sale. (NANUK - WE NEED SOME MORE DETAIL REGARDING THE COMMISSIONS).

All of the services that Neutron plans on providing are currently available from numerous independent contractors and other sources. Making these services available to clients will simply be a matter of listing them on the website. To date, Neutron has not entered into any contracts with service providers, nor has it contacted anyone regarding future relationships. Selecting service providers will be a matter of picking the most appropriate supplier at the time the services are required. Those most significant factors determining the selection of suitable service providers will be geographic location and availability.

It is doubtful that Neutron and bigticketitemsonline.com will be able to continue as a going concern unless it is able to raise additional funding. Neutron does not currently have the approximately $100,000 that will be needed to develop the website, nor does it have a source to supply the necessary funding. At this time, Neutron believes it will need approximately six (6) months to raise capital for completion of the development of its business.

Neutron anticipates that it will operate in a deficit position and continue to sustain net losses for the foreseeable future. As at December 31, 2000, Neutron's accumulated deficit was $1,435.00.

Mr. Warman is Neutron's sole officer and director, and there are no employees. Neutron expects to hire staff and begin full service in offering its services at the completion of its capital raising.

There is currently no market for Neutron stock.

Risk Factors

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN NEUTRON. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

Lack of Operational Experience: Neutron is a start-up company in its pre-operational development stage. Neither Neutron nor its management has any experience operating businesses in this industry or operating businesses on the Internet. It is possible that this lack of relevant operational experience could prevent Neutron from becoming a profitable business.

As at December 31, 2000, Neutron has sustained operating losses of $1,435 due to incorporation and legal expenses. The accumulated deficit as at December 31, 2000 is also $1,435.

Failure to Complete Website: The Neutron website is not yet operational. Without the website there is no business. If Neutron fails to complete the website, the business will fail.

Inability to Attract Sellers and Buyers to our Website: In the past several years, many Internet based businesses have failed because of their inability to attract buyers to their websites, or the inability to attract advertisers to pay for the costs of operating a website. In order for its business to be successful, Neutron must attract both buyers and sellers. Neutron will be faced with the same challenges as previous Internet sales companies, and may find it very difficult to attract the level of activity it needs to make the business successful.

Inability to Compete Against Strong, Well-Established Competition: Neutron will be competing in an already established marketplace with businesses that have been in the industry for many years. The chief competitive factors will be quality of service, availability of product, transportation and distribution capabilities, and price. Neutron will find it very difficult to compete with strong, well-established competitors.

Additionally, Neutron will be competing with a variety of domestic and international firms. Those firms have substantially greater financial, product, distribution, transportation and marketing resources than Neutron. These established competitors will have also achieved a high level of brand recognition. Many of these competitors have introduced similar services to those contemplated by Neutron, and will be competing directly with Neutron. Such increased competition may result in price reductions, reduced profit margins and an inability for Neutron to gain market share. All of these factors will have a material adverse effect on Neutron's financial condition and results of operations.

Neutron is currently not competing in these markets because its website is not yet operational.

Failure to Secure Additional Financing: Neutron will require additional financing in order to establish profitable operations. Such financing may not be forthcoming, and even if additional financing is available, it may not be available on terms favorable to Neutron.

Failure to Attract Experienced Management: Neutron is largely dependent upon the efforts and abilities of Nanuk Warman, the sole member of the board and the sole officer acting as president, secretary, and treasurer. It is doubtful that Neutron can be successful if Mr. Warman is unable to attract other experienced management.

Liability Due to Breaches in Security and Privacy: Neutron could be subject to litigation and liability if third parties were able to penetrate the Company's computer network security or otherwise misappropriate customer information contained on Neutron's databases. Neutron could also be subject to claims for misuse of personal information, in the event that personal client information was used for unauthorized marketing purposes, whether by Neutron or by third parties.

No Expectations to Pay Cash Dividends in the Near Future: The holders of Neutron common stock are entitled to receive dividends when, and if declared by the Board of Directors. Neutron does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, Neutron has not paid cash dividends on the common stock.

Lack of Public Trading Market and Difficulty in Trading Stock: There is presently no public trading market for Neutron common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. Neutron intends to have its common stock listed on the NASD's OTC Electronic Bulletin Board as soon as practicable, however there can be no assurance that the Company's shares will be listed on the OTC Bulletin Board. Until there is an established trading market, holders of Neutron common stock may find it difficult to sell or to obtain accurate quotations for the price of the common stock. Furthermore, if a public market for the common stock is established, the shares could be subject to significant fluctuations in response to operating results and other factors, many of which are not within Neutron's control.

Rules Governing Low-Priced Stocks that May Effect Ability to Resell Shares: Neutron's Common Stock is currently considered a "penny stock" under federal securities laws since its market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell or recommend Neuron's shares to certain investors.

Broker-dealers who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to: make a suitability determination prior to selling penny stock to the purchaser; receive the purchaser's written consent to the transaction; and provide certain written disclosures to the purchaser. These rules may affect the ability of broker-dealers to make a market in or trade Neutron's shares. In turn, this may affect the investor's ability to resell those shares in the public market.

Non-Liquidity of Securities: Neutron does not currently meet the requirements to have shares listed on the American Stock Exchange ("AMEX") or the NASDAQ Stock Market; therefore, any market for securities that does develop will be highly illiquid. It is unlikely that Neutron stock will achieve sufficient distribution or that it will be able to obtain the number of market-makers necessary to obtain a listing on the NASDAQ Stock Market in the foreseeable future.

Item 4. Use of Proceeds.

This offering has a minimum offering amount of $5,625, and maximum of $22,500. If the entire amount is not raised, Neutron intends to return any sales proceeds to the investor(s). Neutron intends on raising $22,500 from the sale of 2,250,000 shares at $.01 per share. Neutron intends on using these proceeds as follows:

<table>

Expenditure Item	Amount
Professional Fees	$10,000
Rent	750
Communications	550
ISP & Hosting Services	200
Website Development	5,000
Consulting Fees	6,000
Total	$22,500

</table>

Each section will break down as follows:

Professional fees: These fees relate to legal and accounting costs for filings.

Rent - $250 a month for three months.

Communications: Telephone and long distance charges.

ISP & Hosting Services: Hosting for basic website (splash page).

Website development: This is the cost associated with preliminary development of the website, without any sales content.

Consulting fees: This item refers to the costs of consulting with heavy equipment industry experts and e-commerce specialists. It does not include salaries. Neutron does not intend to hire employees in the next 12 months. Additionally, Nanuk Warman is not accruing and does not plan on accruing any salary for the next 12 months.

There is no assurance that Neutron will raise the full $22,500 anticipated. The following is the break down of how Management intends on using the proceeds if 75%, 50%, or 25% is raised:

<table>

	75%	50%	25%
Professional Fees	$10,000	$ 9,950	$ 4,325
Rent	750	750	750
Communications	550	550	550
ISP & Hosting Services	200
Website Development	3,000
Consulting Fees	2,375
Totals	$16,875	$11,250	$ 5,625

</table>

If 75% of the maximum amount is raised, Neutron will be able to satisfy their expected operating expenses for the three months following the offering, however, Neutron would have to reduce expenditures allocated to the website development and related consulting fees.

If 50% of the maximum amount is raised, normal operating expenses for the three month period would use all of the necessary capital raised, and thus nothing would be allocated to furthering Neutrons' plan of operations, as detailed in Item 17 of this filing.

If 25% of the maximum amount is raised, Neutron will be accruing significant accounts payable relating to professional fees. Neutron might not be able to continue as a reporting company, as it would not be able to file the required quarterly and annual financial statements without paying accounting fees, as required under SEC guidelines.

Item 5. Determination of Offering Price.

There is no established market for the Registrants stock. The offering price for shares sold pursuant to this offering is set at $.01, which is the price paid by the existing shareholders. The additional factors that were included in determining the sales price are the lack of liquidity (since there is no present market for Neutron's stock) and the high level of risk considering the lack of operating history of Neutron

Item 6. Dilution.

Not applicable.

Item 7. Selling Security Holders.

Not applicable.

Item 8. Plan of Distribution.

There will be no underwriters used, no dealer's commissions, no finders fees, & no passive market making. All the shares will be issued to business associates, friends, and family of current shareholders and principles of the Company.

Item 9. Legal Proceedings.

Neutron is not a party to any pending legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Nanuk Warman, President, Secretary/Treasurer, Sole Member Board of Directors, age 28. Mr. Warman graduated from the British Columbia Institute of Technology (BCIT), located in Burnaby B.C., in June 1995 with a Diploma of Technology in Financial Management, specializing in Finance. He obtained his Certified Management Accountant (CMA) designation in October 1998 and has been a member in good standing since with the Certified Management Accountants Society of British Columbia.

Mr. Warman's work experience since BCIT has been as follows:

1996-1998: KPMG. Worked as a staff accountant, in their Independent Business and Accounting Services department.

1998 - Present: Self-Employed Consultant. Mr. Warman assists companies in full-cycle accounting, specializing in preparation of financial statements for review and audit by independent accounting firms.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following is a table detailing the current shareholders of Neutron:

<table>

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Nanuk Warman, Director, President, Secretary/Treasurer 2415 Columbia Street Vancouver B.C. Canada, V5Y 3E7	100,000	100%

</table>

Item 12. Description of Securities.

COMMON STOCK

Neutron's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock of $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of Neutron's Common Stock are issued, the relative interest of then existing stockholders may be diluted.

SHAREHOLDERS

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

Item 13. Interest of Named Experts and Counsel.

No expert or counsel who was hired on a contingent basis will receive a direct or indirect interest in Neutron or was a promoter, underwriter, voting trustee, director, officer, or employee, of Neutron.

Item 14. Disclosure of Commission Position on Indemnification for Securities Liabilities.

According to Section 5 of Neutron's Bylaws, the Company is obligated to indemnify its directors, officers, agents and employees to the fullest extent authorized under Nevada Law subject to certain specified limitations. As permitted by Nevada Statutes, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities originates under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 15. Organization Within Last Five Years.

See Certain Relationships and Related Transactions, Item 19, below.

Item 16. Description of Business.

Business Development

Neutron Enterprises, Inc. ("Neutron") was incorporated on December 28, 2000 in the state of Nevada. Neutron has never declared bankruptcy, they have never been in receivership, and they have never been involved in any legal action or proceedings what so ever. Since becoming incorporated, Neutron has not made any significant purchases or sales of assets, nor has it been involved in any mergers, acquisitions or consolidations.

Business of Issuer

Neutron plans to be a heavy equipment marketing company intending to operate exclusively as a web-based business with the address www.bigticketitemsonline.com ("Neutron website"). The Neutron website is currently not operational, however Neutron intends to have the site fully operational by the end of twelve months.

The Neutron website will be a trading "Exchange" that will offer for sale pre-owned or used transportation and heavy construction equipment. The Exchange will allow for the listing of virtually every type of transportation and heavy construction equipment available. In addition to an extensive listing of equipment for sale, the website will also provide other services that are of interest to the owners and users of heavy equipment

Those services will include: financing through major banks and financial houses; third party appraisals that will provide independent valuations of items that are listed for sale; shipping and transportation services to move equipment from sellers to the buyers; insurance for while the equipment is in transit, as well as after placed in service; escrow services to ensure that the proceeds of the sale are disbursed according to the terms of each sale; and rigging and set-up services to help put the new equipment into service once the purchaser takes possession.

The site will also have many other informative and useful features including: links to trade associations, magazines and newsletters, industry information and news events, and on-line want ads.

Potential buyers and browsers on the www.bigticketitemsonline.com website will have round-the-clock access to inventory that may come from anywhere in the world. Visitors will be able to search through the numerous listings to find the piece of equipment that fits their needs. Neutron's intention is to create a virtual environment that will bring buyers and sellers together, and offer them the professional support and services necessary to successfully complete the sale transaction.

Neutron's Internet website will be the centerpiece of its marketing operation. Neutron believes that the nature of the products and services being offered, and the level of knowledge and expertise of its clientele will demand a no-nonsense, practical approach to website design. Visitors to the site will be business people with very precise needs and limited time. In order to ensure a positive shopping experience, Neutron will need to design bigticketitemsonline.com to be informative, intuitive, quick and simple to use.

In addition to displaying each piece of equipment being offered for sale, the Neutron website will provide a full description of the item, along with third party appraisal and inspection reports, and information on shipping options, set-up services and rigging. Neutron will also offer insurance and escrow services to provide both the buyer and the seller with the convenience and confidence of knowing that the sale proceeds are in place and will be disbursed promptly in accordance with the terms and conditions of the sale.

The Neutron website will also include regular feature articles about specific issues of interest to bigticketitemsonline.com clientele. Topics may include financing and taxation news, trade developments, reports on the logging, construction and transportation industries, as well as trends and news in the transportation and airline industries. There will also be links to other websites containing new product development and research findings, as well as access to industry associations and trade organizations. Finally, the site will include on-line want ads and bulletin boards, where visitors will be able to ask questions, leave messages and communicate with buyers, sellers and colleagues from around the world.

Sellers utilizing the listing service will have the option of using one of two different marketing methods. They will be able to either set a fixed price for the item they are selling, or they will be able to have the item sold through the silent auction process. In either case, there are no up-front costs to the buyer or the seller. A basic commission of from 5 to 20 percent will be charged on the sale of each piece of equipment. The same commission schedule will be used for the other ancillary services offered on the website.

In all cases, the seller or service provider will be charged the sales commission. The commissions will be paid directly to Neutron out of the proceeds of each sale. Purchasers will be responsible for paying all transportation, insurance and set-up costs unless otherwise arranged, and sellers will be responsible for escrow charges. If an appraisal is ordered it will be paid for by the party requesting the service.

The highly specialized nature of each piece of equipment and the large size present certain problems that are unique to the heavy equipment industry. In many cases, there is no local market for very specialized items, and new equipment dealers are not always willing to take equipment on trade. This can make it difficult for used equipment owners to dispose of their surplus assets, and it also makes it difficult for potential buyers to locate used equipment.

Heavy equipment auctions and sales brokers solve the problem of locating equipment and putting buyers and sellers together, however, both of these options remain very expensive and time consuming, especially for buyers. Moving the equipment is expensive, and there is the added cost of traveling to and from auctions and sales lots to look for suitable equipment. Because of this, many used heavy equipment items simply never make it to the market place.

Neutron plans to develop and maintain market share by offering customers an efficient and cost-effective method for buying and selling used heavy equipment. By providing a comprehensive service and support package, Neutron believes it can deliver its products quickly, efficiently, and at a lower cost than has been traditionally available.

Currently, there are several other companies offering the same type of products and services as Neutron intends to provide. Neutron has no special or unique plan to compete for market share against these other on-line service providers. At this time, Neutron has developed a detailed marketing plan, however, it believes that the strong growth in the number of Internet subscribers and the resultant increase in e-commerce provides sufficient opportunity to build market share in this growing market place.

Neutron has no plans to develop new products or services. All products and services that will be offered for sale are currently available from a variety of sources. Since it is an Internet based sales agency, Neutron also has no need or plans for warehousing, storage or store facilities. All equipment being offered for sale will remain on the seller's property or in the seller's possession, until a sale has been completed. At that time, the item will be shipped directly to the buyer. Neutron's clientele will include individual or corporate buyers and sellers, heavy equipment dealers, brokers and auction houses.

All of the services that Neutron plans on providing are currently available from numerous independent contractors and other sources. Making these services available to clients will simply be a matter of listing them on the website. To date, Neutron has not entered into any contracts with service providers nor has it contacted anyone regarding future relationships. Selecting service providers will be a matter of deciding on the most appropriate supplier at the time the services are required. The most significant factors determining the selection of suitable service providers will be geographic location and availability.

Since Neutron will be developing its own corporate image and identity, there will be no need to pay licensing, patent, trademark or franchise fees. Because of the nature of the operations, environmental issues are not a significant concern.

As Neutron is newly incorporated, it has not yet undertaken any research or development. Neutron currently has no employees, and its plan for hiring employees in the next twelve months will depend solely on raising additional capital through private sales of its stock.. Neutron's sole director and officer will undertake as much of the planning and development work that he can, without cost to Neutron. Any work that cannot be completed by Mr. Warman will be provided by qualified consultants. .

Reports to Security Holders Neutron will voluntarily make available an annual report including audited financials on Form 10-K or Form 10-KSB to security holders. Neutron is not currently a fully reporting company, but upon effectiveness of this registration statement, will be required to file reports with the SEC pursuant to the Exchange Act.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 17. Plan of Operation.

The first year of operations will be a development phase, during which Neutron will be building its website, establishing relationships with various suppliers and service providers, securing equipment and facilities, testing its systems, and formulating marketing and staffing plans for the second year's operational phase.

Neutron's executive officer, Mr. Warman, has the expertise to undertake most of the planning and development for the project. Neutron has no plans to develop additional products, and will not be undertaking any product research during the first twelve months. The minimal research and development costs that Neutron will incur will be as a result of sourcing and acquiring equipment and suppliers. These costs are included in the relevant expenditure categories listed below.

Neutron has no plans to hire staff during the next twelve months. All work requiring outside expertise, such as website design, systems engineering and technical support, will be contracted to outside consultants. This will lessen the pressure for a constant flow of operating capital, and allow Neutron added flexibility in its second year of operation.

All funds required during the period covered by this filing will be raised through private placements in accordance Regulation D, Rule 504. Neutron plans on raising the first $150,000 during the first six (6) months, and the final $93,000 in the following six (6) months of the first year of operations. In the event that Neutron fails to raise the necessary funding, it will reduce the level of development according to cash availability, and, if necessary, extend the development period into the second year allowing extra time to raise capital.

ExpendituresExpendituresExpenditures

The following chart provides an overview of expenditures by major area of activity, for the twelve (12) month period upon approval of this Registration Statement.

<table>

Expenditure Item	Amount
Web Site Development	$75,000
Web Server	25,000
Professional Fees	40,000
Consulting Fees	35,000
Travel & Accommodations	20,000
Advertising and Promotion	20,000
Software	15,000
ISP and Hosting Costs	5,000
Communications	5,000
Rent	3,000
Total	$243,000

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Website Development: Website Development will be the most important part of the operation, and will begin immediately. It will be done on a contract basis, and will continue throughout the first year.

Web Server: Neutron will not need to purchase a web server initially, however, once the contract developer has completed the website, Neutron's services will need to be relocated to a dedicated server for testing. Neutron expects that it will purchase its own equipment and software sometime towards the end of the first year.

Professional Fees: This expenditure item covers accounting, auditing and legal costs associated with regular operations and the need to satisfy Security Exchange Commission reporting requirements.

Consulting Fees: Consulting fees refer to costs associated with retaining outside consultants to advise in matters where industry expertise is required and to provide technical support for the computer system.

Travel & Accommodation: This item refers to costs associated with the travel necessary to secure product.

Advertising & Promotion: Advertising and promotion costs encompass a number of items, such as affiliate program software (NANUK - WHAT IS THIS?), promotional materials, banner advertising, meeting expenses and print advertising. These costs are relatively low at this time because the bulk of advertisement and promotion will take place after the first twelve 12 months, when Neutron will enter into its operational phase.

Software: The software costs indicated above are for basic operating system and administrative software necessary for the business.

ISP & Hosting Services: Domain name registration costs, monthly hosting charges, search engine registration fees and high-speed Internet connection costs are all included under this category.

Communications: Communication costs refer to expenditures on telecommunications, postage and courier charges. They will occur on an ongoing basis throughout the year.

Rent: This item refers to office rent at $250.00 per month.

Item 18. Description of Property.

Neutron's principal place of business and corporate offices approximately 300 sq. ft. of a 3,500 sq. ft. office at 2415 Columbia Street, Suite 101, Vancouver B.C., Canada, V5Y 3E7. This office is used by Nanuk Warman, which is rented from Catalyst Media Inc. ("Catalyst"), an un-affiliated company, at $250.00 per month on a month-to-month lease. This lease became effective as of March 1, 2001.

Neutron does not do any investments in real estate or have any interests in real estate. Neutron does not invest in real estate mortgages. Neutron does not invest in Securities of or interests in persons primarily engaged in real estate activities.

Item 19. Certain Relationships and Related Transactions.

Neutron has not entered into any agreements which require disclosure to our shareholders.

Item 20. Market for Common Equity and Related Stockholder Matters.

Market for Stock.

Neutron has not applied to have its common stock listed.

Holders.

As of the filing of this registration statement, the company had one (1) shareholder of record of its common stock.

Dividends.

As of the filing of this registration statement, registrant has not paid any dividends to its shareholder. There are no restrictions which would limit the ability of Neutron to pay dividends on common equity or that are likely to do so in the future.

Item 21. Executive Compensation.

Neutron's Executive officer does not currently receive any compensation.

Item 22. Financial Statements.

The following audited financial statements from date of inception, Dec. 28, 2000 to Dec. 31, 2000 of Neutron are filed herewith

Balance Sheet

Statement of loss

Statement of stockholder's equity

Statement of Cash flows.

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

None, not applicable.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, Director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Article Five of the By-Laws of Neutron provides for the mandatory indemnification and reimbursement of any director or officer against expenses actually and necessarily incurred by them in connection with the defense of an action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the corporation, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

Item 25. Other Expenses of Issuance and Distribution.

Neutron has or will expend $10,000 for attorney and accountant fees in relation to this registration statement.

Item 26. Recent Sales of Unregistered Securities.

Neutron has not sold any securities within the past three years without registering the securities under the Securities Act. Pursuant to a Resolution of the Board of Directors, dated December 29, 2000, Mr. Warman was issued 100,000 shares of common stock as the founder of the corporation. Mr. Warman paid $10,000 for the shares. The shares were not registered and were sold pursuant to Regulation D, Rule 504 thereunder.

Item 27. Exhibits.

3(i) Articles of Incorporation Included

(ii) Bylaws Included

(5) Opinion re: Legality Included

(15) Letter on unaudited interim financial information Included

(23) Consents of experts and counsel Included

(99) Sublease Included

Item 28. Undertakings.

Neutron hereby undertakes the following:

(1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of British Colubmia, Canada, on May 11, 2001.

NEUTRON ENTERPRISES, INC.

/s/ Nanuk Warman

Nanuk Warman, President, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Nanuk Warman

Nanuk Warman

President, Secretary/Treasurer, Director